Exhibit 10.30
November 12, 2008
Daniel Calvert
[residential address and email omitted]
Re: Unilife Offer of Employment
Dear Dan:
On behalf of Unilife Medical Solutions, LTD. (“Unilife”) and Unilife’s Chief Executive Officer, Mr. Alan (“Alan”) D. Shortall, I am very pleased to extend a formal offer to you regarding the position of Unilife’s Chief Financial Officer.
Your breadth of knowledge and experience as Chief Financial Officer with a variety of organizations and your management style, which is a perfect fit for the empowering culture we are building, will add immeasurably to Unilife’s success during our projected rapid growth and industrialization of our patented safety syringes.
EFFECTIVE DATE OF EMPLOYMENT:
The formal effective date of this position is December 1, 2008 (or earlier if possible), and if you accept this offer to become the Chief Financial Officer, you will begin as an exempt employee on that day reporting directly to Alan.
SALARY:
Your annual salary for the remainder of the calendar year 2008, and for the entire calendar year 2009, will be US$160,000.00 per year.
INCENTIVE BONUS PLAN:
As a senior executive you will be eligible to participate in Unilife’s Incentive Bonus Plan in amounts and percentages as determined by Unilife’s Board of Directors. For the calendar years ending December 31, 2008, and 2009, the potential cash bonus amount will be forty percent (40%) of base salary. Hence, on a pro rata basis for the calendar year ending December 31, 2008, recognizing your one month period of employment, you will be eligible for a cash bonus of 3.33% of base salary to be paid in June, 2009. This bonus is discretionary and subject to achievement of such goals and objectives as the Chief Executive Officer, in his sole discretion, determines in a set of Key Performance Indicators (“KPI’s”). For the calendar year ending December 31, 2009 you will be eligible for the full potential cash bonus of forty percent (40%) of base salary.
Unilife Medical Solutions Limited

Your salary and any bonuses will be subject to the customary withholding and employment taxes as required by law with respect to compensation paid by an employer to an employee, including the requirement that you provide Unilife sufficient cash to satisfy Unilife’s withholding obligations with respect to any stock you receive.
Bonuses, if any are earned, are paid twice per year on June 30th and on December 31st.
INCENTIVE STOCK OPTIONS:
As Chief Financial Officer, you will participate in Unilife’s Incentive Stock Option Plan. Subject to the Board of Directors’ approval, and in compliance with applicable state and federal securities laws, upon commencement of employment, you will be granted Options to purchase 1,500,000 shares of Unilife common stock. Assuming you commence employment on December 1, 2008, the exercise price per share of all Incentive Stock Options granted, as set forth in this letter, will be set at Australian Thirty-Three Cents (A$0.33) per share, the current fair market value of the Company’s common stock.
The Incentive Stock Options are subject to a three (3) year vesting schedule, which is as follows:
Upon joining Unilife, 500,000 Incentive Stock Options will vest immediately. At the end of one (1) full year of employment 500,000 Incentive Stock Options will vest. At the end of your second full year of employment 500,000 Incentive Stock Options will vest. Incentive Stock Options are exercisable until June 30, 2012. A copy of the Incentive Stock Option Plan will be sent to you under separate cover.
Based upon your individual performance, under the Incentive Stock Option Plan, you may also qualify for additional grants of options to acquire Unilife common stock, subject to determination by the Board of Directors.
Unilife agrees to define a change of control as more than thirty-three percent (33%) of the then outstanding common stock becoming owned by a single entity. In such a change of control situation, all outstanding unvested Incentive Stock Options would immediately become fully vested, if there is a change in your position and/or responsibilities with Unilife.
Unilife Medical Solutions Limited – 2

RELOCATION EXPENSES:
When appropriate and subject to prior approval, you will be reimbursed for all reasonable relocation expenses, house-hunting trips for you and your wife, moving and other out of pocket expenses (other than home decorating expenses, differences in mortgage rates, differences in costs of comparable housing, etc.), closing costs and fees, including up to 1.5 mortgage points. Unilife will also reimburse you for temporary living expenses, not to exceed six (6) months, during the relocation period. Recognizing current state and federal income tax laws you will also be reimbursed on a “gross-up” for the income tax effect of reimbursed relocation expenses.
Unilife has nearby executive apartments leased for relocating executives. If you wish to reside in one of these apartments while house-hunting, please notify me so that arrangements can be made.
OTHER BENEFITS:
You and your family will be eligible for the health and dental benefits provided by Unilife, subject to the plan provisions. Unilife currently utilizes Health Assurance as its provider of health and dental coverage. Copies of the plans will be provided under separate cover. As we discussed, since these plans contain a 90 day waiting period post-hire, we will ask you to COBRA your current coverage and will reimburse you at cost (and “gross up” for tax purposes).
As Chief Financial Officer, you will be entitled to four (4) weeks of paid vacation per year with no carry-over for unused vacation days or payment in lieu thereof.
INDEMNIFICATION:
Unilife agrees to provide you with indemnification equivalent to that provided to other senior management and pursuant to Unilife’s Directors and Officers insurance policies as in place from time to time.
CONFIDENTIALITY AGREEMENT, ETC.:
Your employment, pursuant to this offer, is contingent upon the successful completion of a background check (copy of background check from current employer’s auditor), your execution of Unilife’s standard employee Confidential Information and Invention Assignment Agreement (which will be provided to you) and completion of U.S. Department of Justice Form I-9 (which verifies your employment eligibility). You should also be aware that your employment with Unilife is considered to be “at will.” This means that Unilife has the right to terminate your employment at any time, with or without cause. As you know, this is standard practice in the United States and is not a reflection on your skills and ability, in which we have full confidence.
Unilife Medical Solutions Limited – 3

In the event you are terminated, other than for cause or inability to perform your duties, you will receive severance compensation totaling six (6) months of base salary. As a condition of receiving severance compensation, you would be required to execute a general release of claims against Unilife and its officers, directors, agents and shareholders. Such general release would not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination.
“Cause” will mean termination of your employment for any one or more of the following:
(i) habitual material neglect of your assigned duties (other than by reason of disability) or habitual intentional refusal to perform your assigned duties (other than by reason of disability) which continues uncured for 30 days following receipt of written notice of such deficiency or “cause” event from the Chief Executive Officer, specifying in detail the scope and nature of the deficiency or the “cause” event; (ii) an act of dishonesty intended to result in your gain or personal enrichment or that of anyone associated with you; (iii) engaging in illegal conduct which causes material harm to Unilife, its reputation or that of its affiliates; (iv) committing a crime directly relating to an act of dishonesty or fraud against or a misappropriation of property belonging to Unilife or its affiliates; (v) engaging in any act of moral turpitude that causes material harm to Unilife or its reputation; (vi) intentionally breaching, in any material respect, the terms of any agreement with Unilife; or (vii) commencement of employment with any other employer while an employee of Unilife without the prior written consent of the Chief Executive Officer. Any determination of “Cause” as used herein will be made in good faith by the Chief Executive Officer.
Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning your employment and this offer, or otherwise, shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on you and Unilife and its affiliates, and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act. Unilife shall bear all costs of the arbitrator in any action brought under this section. The parties hereto agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court and in connection with such action to compel the laws of the Commonwealth of Pennsylvania and the Federal Arbitration Act shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
Unilife Medical Solutions Limited – 4

Severance compensation will be paid in accordance with normal payroll procedures. If you are re-employed at any time during the severance period all further severance payments shall immediately cease.
Dan, I hope this offer of employment with Unilife meets your expectations and approval. If it does, please indicate your acceptance of this offer of employment by returning a signed copy of this letter to me at your earliest opportunity.
This offer, if not accepted or previously withdrawn, will expire at 05:00 PM, EST on Monday, November 24, 2008.
If there is anything I can do to assist you and your family with this transition, please contact me. On Alan’s behalf, I thank you for your interest and enthusiasm with joining Unilife, your patience while I conducted a background check, and hope that you will enjoy a very successful career with our fine company.

Sincerely,	Accepted by:

/s/ Cynthia M. Lighty Cynthia M. Lighty	/s/ Daniel Calvert Daniel Calvert
Human Resources Manager
Unilife Medical Solutions Limited – 5